Exhibit 99.1
Post Holdings Reports Results for the Fourth Quarter and Fiscal Year 2018
St. Louis - November 15, 2018 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today reported results for the fourth quarter and fiscal year ended September 30, 2018.
Highlights:

•	Fourth Quarter net sales of $1.6 billion; operating profit of $70.9 million; net loss of $15.6 million and Adjusted EBITDA of $320.6 million

•	Fiscal Year net sales of $6.3 billion; operating profit of $587.5 million; net earnings of $467.3 million and Adjusted EBITDA of $1.23 billion

•	Completed separate capitalization of 8th Avenue Food & Provisions with affiliates of Thomas H. Lee Partners on October 1, 2018

•	Announces intent to pursue IPO of Active Nutrition business

•	Fiscal year 2019 Adjusted EBITDA (non-GAAP) guidance range of $1.19-$1.24 billion, excluding 8th Avenue
Fourth Quarter Consolidated Operating Results
Net sales were $1,629.9 million, an increase of 12.5%, or $181.4 million, compared to the prior year period. Pro forma net sales (as defined later in this release under “Pro Forma Information”) increased 4.4%, or $68.8 million, when compared to the same period in fiscal year 2017. Gross profit was $478.0 million or 29.3% of net sales, an increase of $40.9 million compared to the prior year gross profit of $437.1 million or 30.2% of net sales. Gross profit for the fourth quarter of 2017 was negatively impacted by an inventory adjustment of $18.2 million resulting from purchase accounting and was treated as an adjustment for non-GAAP measures.
Selling, general and administrative (SG&A) expenses were $239.6 million or 14.7% of net sales, a decrease of $12.2 million compared to the prior year SG&A expenses of $251.8 million or 17.4% of net sales. SG&A expenses for fourth quarter 2018 and 2017 included $9.3 million and $23.0 million of transaction costs, respectively, related to the separate capitalization of 8th Avenue Food & Provisions (“8th Avenue”) and the acquisition of Weetabix, respectively, and were treated as adjustments for non-GAAP measures.
Operating profit was $70.9 million, a decrease of 38.9%, or $45.2 million, compared to the prior year period. Operating profit was negatively impacted by non-cash other intangible asset impairment of $124.9 million in the fourth quarter of 2018 and non-cash goodwill impairment of $26.5 million in the fourth quarter of 2017, which are discussed later in this release and were treated as adjustments for non-GAAP measures.
Net loss was $15.6 million, a decrease of 295.0%, or $23.6 million, compared to net earnings of $8.0 million in the prior year period. Net loss for the fourth quarter of 2018 included a $25.2 million gain and net earnings for the fourth quarter of 2017 included an $8.5 million loss, both of which primarily related to non-cash mark-to-market adjustments on interest rate swaps, which is discussed later in this release and was treated as an adjustment for non-GAAP measures. Net loss attributable to common shareholders was $17.6 million, or $0.26 per diluted common share, compared to the prior year period net earnings available to common shareholders of $4.7 million, or $0.07 per diluted common share. Adjusted net earnings were $81.5 million, or $1.08 per adjusted diluted common share, compared to the prior year period adjusted net earnings of $61.7 million, or $0.80 per adjusted diluted common share.
Adjusted EBITDA was $320.6 million, an increase of 11.9%, or $34.2 million, compared to the prior year period.
Fiscal Year 2018 Consolidated Operating Results
Net sales were $6,257.2 million, an increase of 19.7%, or $1,031.4 million, compared to the prior year. Gross profit was $1,866.8 million or 29.8% of net sales, an increase of $292.7 million compared to the prior year gross profit of $1,574.1 million or 30.1% of net sales.

SG&A expenses were $975.2 million or 15.6% of net sales, an increase of $107.8 million compared to the prior year SG&A expenses of $867.4 million or 16.6% of net sales. SG&A expenses for fiscal years 2018 and 2017 included a provision for $17.3 million and $73.6 million in legal settlements, respectively. Excluding the impact of the legal settlement provisions, current year SG&A expenses increased $164.1 million when compared to the prior year. The increase was primarily driven by (i) the inclusion of Weetabix and Bob Evans, (ii) increased integration expenses and (iii) a prior year benefit of $30.0 million of net foreign currency gains for the purchase price of Weetabix. SG&A expenses for fiscal year 2018 included $28.8 million of integration expenses, an increase of $20.0 million compared to the prior year, which were treated as an adjustment for non-GAAP measures.
Operating profit was $587.5 million, an increase of 12.9%, or $67.2 million, compared to the prior year. Operating profit was negatively impacted by non-cash other intangible asset impairment of $124.9 million in fiscal year 2018 and non-cash goodwill impairment of $26.5 million in fiscal year 2017, which are discussed later in this release and were treated as adjustments for non-GAAP measures.
Net earnings were $467.3 million, an increase of 867.5%, or $419.0 million, compared to net earnings of $48.3 million in the prior year. Net earnings for fiscal year 2018 included a $270.9 million one-time income tax net benefit, a $95.6 million gain primarily related to non-cash mark-to-market adjustments on interest rate swaps and a $31.1 million net loss on extinguishment of debt, each of which are discussed later in this release and were treated as adjustments for non-GAAP measures. Net earnings for fiscal year 2017 included a $222.9 million net loss on extinguishment of debt and a $91.8 million gain primarily related to non-cash mark-to-market adjustments on interest rate swaps, both of which are discussed later in this release and were treated as adjustments for non-GAAP measures. Net earnings available to common shareholders were $457.3 million, or $6.16 per diluted common share, compared to the prior year net earnings available to common shareholders of $34.8 million, or $0.50 per diluted common share. Adjusted net earnings were $309.6 million, or $4.08 per diluted common share, compared to the prior year adjusted net earnings of $211.0 million, or $2.67 per adjusted diluted common share.
Adjusted EBITDA was $1,230.7 million, an increase of 24.4%, or $241.6 million, compared to the prior year.
Post Consumer Brands
North American ready-to-eat (“RTE”) cereal.
Net sales were $471.0 million for the fourth quarter, an increase of 1.6%, or $7.5 million, compared to the prior year period, with volumes increasing 2.2%. Volume growth from certain licensed products, Honey Bunches of Oats and Pebbles was partially offset by volume declines from Malt-O-Meal bag cereal and private label as well as higher trade spending. Segment profit was $84.6 million and $86.3 million for fourth quarter 2018 and 2017, respectively. Segment Adjusted EBITDA was $114.0 million and $122.8 million for fourth quarter 2018 and 2017, respectively.
For fiscal year 2018, net sales were $1,831.7 million, an increase of 5.1%, or $89.2 million, compared to the prior year. Segment profit was $329.2 million, compared to $354.9 million in the prior year. Segment Adjusted EBITDA was $458.2 million, compared to $477.8 million in the prior year.
Weetabix
International (primarily United Kingdom) RTE cereal and muesli.
Net sales were $107.6 million for the fourth quarter, a decrease of 4.3%, or $4.8 million, compared to the prior year period, with volumes declining 7.9%. Segment profit was $28.6 million and $14.5 million for fourth quarter 2018 and 2017, respectively. Fourth quarter 2017 segment profit was negatively impacted by an inventory adjustment of $15.2 million resulting from purchase accounting which was treated as an adjustment to non-GAAP measures. Segment Adjusted EBITDA was $36.8 million and $37.2 million for fourth quarter 2018 and 2017, respectively.
For fiscal year 2018, net sales were $423.4 million, an increase of $311.0 million compared to the prior year. Segment profit was $87.2 million, compared to $14.5 million in the prior year. Segment Adjusted EBITDA was $125.9 million, compared to $37.2 million in the prior year.
Refrigerated Food
Refrigerated foodservice, primarily egg and potato, and refrigerated retail, inclusive of side dishes, egg, cheese and sausage.
Net sales were $614.2 million for the fourth quarter, an increase of 29.3%, or $139.2 million, compared to the reported prior year fourth quarter. Pro forma net sales increased 4.5%, or $26.6 million, over the same period in fiscal year 2017. Pro forma foodservice net sales (approximately 65% of the Refrigerated Food segment net sales) increased 7.0%, with pro forma foodservice volumes increasing 3.6%. Foodservice egg net sales increased 9.2%, driven by a 5.1% volume increase and increased market-based pricing. Pro forma retail net sales (approximately 35% of the Refrigerated Food segment net sales) and volumes were flat as an increase in pro forma retail side dish volume of 6.6% was offset by pro forma volume declines in retail egg and sausage products. The pro forma net sales and volume references are defined later in this release under “Pro Forma Information.” Volume information for additional products is disclosed in a table presented later in this release.
Segment profit was $59.3 million and $55.3 million for fourth quarter 2018 and 2017, respectively. Segment profit for fourth quarter 2018 was negatively impacted by a provision for $6.0 million for a legal settlement which was treated as an adjustment for non-GAAP measures. Segment Adjusted EBITDA was $113.0 million and $87.5 million for fourth quarter 2018 and 2017, respectively.
For fiscal year 2018, net sales were $2,337.9 million, an increase of 25.0%, or $467.1 million, over the reported prior year. Segment profit was $247.6 million, compared to $110.6 million in the prior year. Segment profit for fiscal year 2018 was negatively impacted by integration expenses of $12.7 million, a provision for $8.3 million for a legal settlement and an inventory adjustment of $4.8 million resulting from purchase accounting, each of which were treated as adjustments for non-GAAP measures. Segment profit for fiscal year 2017 was negatively impacted by a provision for $74.5 million in legal settlements which was treated as an adjustment for non-GAAP measures. Segment Adjusted EBITDA was $441.8 million, compared to $308.6 million in the prior year.
Active Nutrition
Protein shakes, powders and bars and nutritional supplements.
Net sales were $219.9 million for the fourth quarter, an increase of 13.8%, or $26.6 million, compared to the prior year period. Net sales growth was driven by 25% net sales growth for shake products, which was partially offset by net sales declines of bar products. Segment profit was $38.3 million and $22.3 million for fourth quarter 2018 and 2017, respectively. Segment Adjusted EBITDA was $44.8 million and $28.8 million for fourth quarter 2018 and 2017, respectively.
For fiscal year 2018, net sales were $827.5 million, an increase of 16.0%, or $114.3 million, over the prior year. Segment profit was $124.4 million, compared to $96.4 million in the prior year. Segment profit for fiscal year 2018 was negatively impacted by a provision for $9.0 million for a legal settlement which was treated as an adjustment for non-GAAP measures. Segment Adjusted EBITDA was $159.3 million, compared to $121.7 million in the prior year.
Private Brands
Nut butter, dried fruit and nut, granola and pasta business, now known as 8th Avenue.
Net sales were $220.8 million for the fourth quarter, an increase of 7.5%, or $15.5 million, compared to the prior year period. Volumes grew 1.1% driven by increases in dried fruit and nut and nut butter, which were partially offset by declines in pasta and granola. Segment profit was $17.0 million and $16.9 million for fourth quarter 2018 and 2017, respectively. Segment profit for fourth quarter 2018 was negatively impacted by $9.5 million in transaction expenses related to the separate capitalization of 8th Avenue. Segment Adjusted EBITDA was $30.5 million and $29.6 million for fourth quarter 2018 and 2017, respectively.
For fiscal year 2018, net sales were $848.9 million, an increase of 7.3%, or $57.7 million, over the prior year. Segment profit was $60.8 million, compared to $58.1 million in the prior year. Segment profit for fiscal year 2018 was negatively impacted by $9.5 million in transaction expenses related to the separate capitalization of 8th Avenue. Segment Adjusted EBITDA was $111.5 million, compared to $107.0 million in the prior year.
Impairment of Goodwill and Other Intangible Assets
Non-cash goodwill and other intangible asset impairment charges of $124.9 million and $26.5 million were recorded in the fourth quarter of 2018 and 2017, respectively, within the Weetabix and Active Nutrition segments, respectively. The intangible asset impairment charge in the fourth quarter of 2018 related to the Weetabix trademark and resulted from reduced branded cereal volumes related to Weetabix’s pricing reset and shifting consumer preferences to private label products. The goodwill impairment charge in the fourth quarter of 2017 resulted from a reassessment of long-term expectations for Dymatize.
Interest, (Gain) Loss on Extinguishment of Debt, Income (Expense) on Swaps and Income Tax
Interest expense, net was $99.1 million for the fourth quarter, compared to $85.2 million for the prior year fourth quarter. For fiscal year 2018, interest expense, net was $387.3 million, compared to $314.8 million for fiscal year 2017. The increase for both periods primarily related to an increase in the outstanding amount of debt principal. Interest expense, net for the fourth quarter of 2018 and fiscal year 2018 included $4.9 million and $13.4 million, respectively, of interest expense payable, under certain circumstances, to former holders of shares of Bob Evans common stock who have demanded appraisal of their shares under Delaware law and have not withdrawn their demands.
Gain on extinguishment of debt, net of $0.4 million was recorded in the fourth quarter of 2018 in connection with Post’s early repayment through open market purchases of $6.5 million in total principal value of certain senior notes. Loss on extinguishment of debt, net of $31.1 million was recorded in fiscal year 2018 in connection with Post’s (i) redemption of its 6.00% senior notes, (ii) early repayment through open market purchases of $267.8 million in total principal value of certain senior notes and (iii) opportunistic repricing of its approximately $2.2 billion term loan. Loss on extinguishment of debt, net of $222.9 million was recorded in fiscal year 2017 in connection with the extinguishment of the entire remaining principal balance of the 7.75%, 6.75% and 7.375% senior notes and a portion of the principal balance of the 8.00% senior notes.
Income (expense) on swaps, net relates to non-cash mark-to-market adjustments and cash settlements on interest rate and cross-currency swaps. Income on swaps, net was $25.2 million for the fourth quarter of 2018, compared to an expense of $8.5 million for the fourth quarter of 2017. For fiscal year 2018, income on swaps, net was $95.6 million, compared to $91.8 million in fiscal year 2017.
Income tax expense was $12.5 million in the fourth quarter of 2018, compared to $14.4 million in the fourth quarter of 2017. For fiscal year 2018, income tax benefit was $204.0 million, compared to an expense of $26.1 million for fiscal year 2017. In fiscal year 2018, as a result of the U.S. Tax Cuts and Jobs Act, Post recorded a $270.9 million one-time income tax net benefit which included (i) a $281.2 million benefit related to an estimate of the remeasurement of Post’s existing deferred tax assets and liabilities considering both the fiscal year 2018 blended U.S. federal corporate income tax rate of 24.5% and a 21% rate for subsequent fiscal years and (ii) a $10.3 million expense related to an estimate of the transition tax on unrepatriated foreign earnings.
Share Repurchases
Post did not repurchase any shares of stock during the fourth quarter of fiscal year 2018. During fiscal year 2018, Post repurchased 2.8 million shares for $218.6 million at an average price of $76.19 per share. At the end of the fourth quarter of 2018, Post had $308.0 million remaining under its share repurchase authorization.
8th Avenue
On October 1, 2018, Post completed the previously announced transaction with affiliates of Thomas H. Lee Partners, L.P. to separately capitalize 8th Avenue, the holding company for Post’s private brands business. Effective October 1, 2018, 8th Avenue is no longer consolidated in Post’s financial statements, Post’s 60.5% retained interest in 8th Avenue’s common equity is accounted for using equity method accounting, and Post’s private brands business is no longer considered a reportable segment of Post.
Active Nutrition Business IPO
As announced in a separate release today, Post plans to pursue an initial public offering (“IPO”) of shares of common stock of a company which will be comprised of its high growth Active Nutrition business. Darcy Horn Davenport, current President of Active Nutrition, will serve as CEO of the new public company, and Rob Vitale, Post’s President and CEO, will also serve as Executive Chairman of the new public company’s board of directors. Post intends to sell approximately 20% of the ownership of the new public company. The transaction is expected to be completed in the second half of fiscal year 2019, subject to prevailing market and other conditions and receipt of other required approvals.
There can be no assurance that the IPO of Post’s Active Nutrition business will occur on the anticipated timeline, if at all. There can be no guarantees that Post or the Active Nutrition business will realize the expected benefits of the potential IPO. Post does not intend to comment on or provide updates regarding these matters unless and until it determines that further disclosure is appropriate or required based on the then-current facts and circumstances. This release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.
Outlook
Post management expects fiscal year 2019 Adjusted EBITDA to range between $1.19-$1.24 billion, which excludes any earnings from Post’s investment in 8th Avenue which will be accounted for using equity method accounting.

In fiscal year 2019, Post management expects to incur the following costs, which are treated as adjustments to non-GAAP measures:

•
$15-$18 million of restructuring and plant closure costs associated with the closure of certain cereal facilities, comprised of severance, retention and related expenses and accelerated depreciation; and

•	$6-$8 million of integration costs, comprised of severance, retention and third party consulting expenses.
Post management expects fiscal year 2019 capital expenditures to range between $300-$310 million, including the following:

•	$80-$85 million related to the previously announced new precooked egg facility in Norwalk, Iowa;

•	approximately $30 million related to the previously announced cage-free housing conversion at the Bloomfield, Nebraska facility; and

•
$20-$25 million to upgrade certain manufacturing product lines in Corby, U.K. into a single facility and to complete the start-up and transfer of production to other facilities related to the Clinton, Massachusetts cereal facility closure.

The Company provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for non-cash mark-to-market adjustments and cash settlements on interest rate swaps, provision for legal settlement, transaction and integration costs, restructuring and plant closure costs, assets held for sale, mark-to-market adjustments on commodity and foreign exchange hedges and other charges reflected in the Company’s reconciliation of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures.”
8th Avenue Outlook
For 8th Avenue, Post management expects fiscal year 2019 Adjusted EBITDA to range between $110-$120 million. As of October 1, 2018, 8th Avenue is capitalized with $648 million of senior secured debt and $250 million of preferred equity.
Post provides Adjusted EBITDA guidance for 8th Avenue only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including transaction and integration costs and other charges reflected in 8th Avenue’s reconciliation of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures.”
Use of Non-GAAP Measures
The Company uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include total segment profit, Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided later in this release under “Explanation and Reconciliation of Non-GAAP Measures.”
Management uses certain of these non-GAAP measures, including Adjusted EBITDA and segment Adjusted EBITDA, as key metrics in the evaluation of underlying Company and segment performance, in making financial, operating and planning decisions and, in part, in the determination of cash bonuses for its executive officers and employees. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of the Company and its segments and in the analysis of ongoing operating trends. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described later in this release. These non-GAAP measures may not be comparable to similarly titled measures of other companies. For additional information regarding the Company’s non-GAAP measures, see the related explanations provided under “Explanation and Reconciliation of Non-GAAP Measures” later in this release.
Conference Call to Discuss Earnings Results and Outlook
Post will host a conference call on Friday, November 16, 2018 at 9:00 a.m. EST to discuss financial results for the fourth quarter and fiscal year 2018, fiscal year 2019 outlook and the Active Nutrition IPO and to respond to questions. Robert V. Vitale, President and Chief Executive Officer, and Jeff A. Zadoks, Executive Vice President and Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside of the United States. The conference identification number is 5686449. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of Post’s website at www.postholdings.com.
A replay of the conference call will be available through Friday, November 30, 2018 by dialing (800) 585-8367 in the United States and (404) 537-3406 from outside of the United States and using the conference identification number 5686449. A webcast replay also will be available for a limited period on Post’s website in the Investor Relations section.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided above is only an estimate of what the Company’s management believes is realizable as of the date of this release. It also should be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Forward-Looking Statements
Certain matters discussed in this release and on the conference call are forward-looking statements, including Post’s Adjusted EBITDA outlook for fiscal year 2019, statements regarding the IPO of Post’s Active Nutrition business, including the expected timetable for completing the IPO and the amount of equity Post expects to sell in the new public company, Post’s capital expenditures expectations, including capital expenditures expectations related to the new precooked egg facility, the cage-free housing conversion, upgrading certain manufacturing product lines in Corby and the start-up and transfer of production to other facilities related to the Clinton cereal facility closure, Post’s integration, restructuring and plant closure cost expectations and Post management’s Adjusted EBITDA outlook for 8th Avenue for fiscal year 2019. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may,” “would” or the negative of these terms or similar expressions, and include all statements regarding future performance, earnings projections, events or developments. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include but are not limited to the following:

•
Post’s high leverage, Post’s ability to obtain additional financing (including both secured and unsecured debt) and Post’s ability to service its outstanding debt (including covenants that restrict the operation of its business);

•	Post’s ability to continue to compete in its product categories and Post’s ability to retain its market position and favorable perceptions of its brands;

•	Post’s ability to anticipate and respond to changes in consumer preferences and trends and introduce new products;

•
the possibility that Post may not be able to consummate the initial public offering of its Active Nutrition business on the expected timeline or at all, that Post may not be able to create value in its Active Nutrition business through such transaction or that the pursuit of such transaction could be disruptive to Post and its Active Nutrition business;

•	Post’s ability to identify, complete and integrate acquisitions and manage its growth;

•	Post’s ability to promptly and effectively realize the expected synergies of its acquisition of Bob Evans Farms, Inc. (“Bob Evans”) within the expected timeframe;

•	higher freight costs, significant volatility in the costs or availability of certain raw materials, commodities or packaging used to manufacture Post’s products or higher energy costs;

•	impairment in the carrying value of goodwill or other intangibles;

•	Post’s ability to successfully implement business strategies to reduce costs;

•	allegations that Post’s products cause injury or illness, product recalls and withdrawals and product liability claims and other litigation;

•
legal and regulatory factors, such as compliance with existing laws and regulations and changes to and new laws and regulations affecting Post’s business, including current and future laws and regulations regarding food safety, advertising and labeling and animal feeding and housing operations;

•	the loss of, a significant reduction of purchases by or the bankruptcy of a major customer;

•	consolidations in the retail and foodservice distribution channels;

•	losses incurred in the appraisal proceedings brought in connection with Post’s acquisition of Bob Evans by former Bob Evans stockholders who demanded appraisal of their shares;

•	the ultimate impact litigation or other regulatory matters may have on Post;

•
disruptions or inefficiencies in the supply chain, including as a result of Post’s reliance on third party manufacturers for certain of its products, changes in weather conditions, natural disasters, agricultural diseases and pests and other events beyond Post’s control;

•	Post’s ability to successfully collaborate with the private equity firm Thomas H. Lee Partners, L.P., whose affiliates invested with Post in 8th Avenue;

•
costs associated with Bob Evans’s obligations in connection with the sale and separation of its restaurant business in April 2017, which occurred prior to Post’s acquisition of Bob Evans, including certain indemnification obligations under the restaurants sale agreement and Bob Evans’s payment and performance obligations as a guarantor for certain leases;

•	the ability of Post’s and Post’s customers’ private brand products to compete with nationally branded products;

•	Post’s ability to successfully operate its international operations in compliance with applicable laws and regulations;

•	changes in economic conditions, disruptions in the United States and global capital and credit markets, changes in interest rates and fluctuations in foreign currency exchange rates;

•	the impact of the United Kingdom’s exit from the European Union (commonly known as “Brexit”) on Post and its operations;

•	changes in estimates in critical accounting judgments, including those based on tax reform;

•	loss of key employees, labor strikes, work stoppages or unionization efforts;

•	losses or increased funding and expenses related to Post’s qualified pension or other postretirement plans;

•	costs, business disruptions and reputational damage associated with information technology failures, cybersecurity incidents or information security breaches;

•	Post’s ability to protect its intellectual property and other assets;

•	significant differences in Post’s and 8th Avenue’s actual operating results from Post’s guidance regarding its and 8th Avenue’s future performance;

•	Post’s ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002; and

•	other risks and uncertainties described in Post’s filings with the SEC.
These forward-looking statements represent Post’s judgment as of the date of this release. Post disclaims, however, any intent or obligation to update these forward-looking statements.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, refrigerated, foodservice, food ingredient, and active nutrition food categories. Through its Post Consumer Brands business, Post is a leader in the North American ready-to-eat cereal category offering a broad portfolio including recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains® and Malt-O-Meal® bag cereal. Post also is a leader in the United Kingdom ready-to-eat cereal category with the iconic Weetabix® brand. As a leader in refrigerated foods, Post delivers innovative, value-added egg and refrigerated potato products to the foodservice channel and the retail refrigerated side dish category, offering side dishes and egg, sausage and cheese products through the Bob Evans®, Simply Potatoes®, All Whites®, Better’n Eggs® and Crystal Farms® brands. Post’s Active Nutrition platform brings good energy to a wide range of consumers looking to live healthy lives through brands such as Premier Protein®, PowerBar® and Dymatize®. Post participates in the private brand food category through its partnership with Thomas H. Lee Partners in 8th Avenue Food & Provisions, a leading, private brand centric, consumer products holding company. For more information, visit www.postholdings.com.

Contact:
Investor Relations Jennifer Meyer jennifer.meyer@postholdings.com (314) 644-7665	Media Relations Lisa Hanly lisa.hanly@postholdings.com (314) 665-3180

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2018	2017	2018	2017
Net Sales	$1,629.9	$1,448.5	$6,257.2	$5,225.8
Cost of goods sold	1,151.9	1,011.4	4,390.4	3,651.7
Gross Profit	478.0	437.1	1,866.8	1,574.1

Selling, general and administrative expenses	239.6	251.8	975.2	867.4
Amortization of intangible assets	42.3	42.3	177.4	159.1
Impairment of goodwill and other intangible assets	124.9	26.5	124.9	26.5
Other operating expenses, net	0.3	0.4	1.8	0.8
Operating Profit	70.9	116.1	587.5	520.3

Interest expense, net	99.1	85.2	387.3	314.8
(Gain) loss on extinguishment of debt, net	(0.4)	—	31.1	222.9
(Income) expense on swaps, net	(25.2)	8.5	(95.6)	(91.8)
(Loss) Earnings before Income Taxes and Equity Method Loss	(2.6)	22.4	264.7	74.4
Income tax expense (benefit)	12.5	14.4	(204.0)	26.1
Equity method loss, net of tax	0.3	—	0.3	—
Net (Loss) Earnings Including Noncontrolling Interest	(15.4)	8.0	468.4	48.3
Less: Net earnings attributable to noncontrolling interest	0.2	—	1.1	—
Net (Loss) Earnings	(15.6)	8.0	467.3	48.3
Preferred stock dividends	(2.0)	(3.3)	(10.0)	(13.5)
Net (Loss) Earnings Available to Common Shareholders	$(17.6)	$4.7	$457.3	$34.8

(Loss) Earnings per Common Share:
Basic	$(0.26)	$0.07	$6.87	$0.51
Diluted	$(0.26)	$0.07	$6.16	$0.50

Weighted-Average Common Shares Outstanding:
Basic	66.6	66.1	66.6	67.8
Diluted	66.6	68.3	75.9	69.9

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	September 30, 2018	September 30, 2017
ASSETS
Current Assets
Cash and cash equivalents	$989.7	$1,525.9
Restricted cash	4.8	4.2
Receivables, net	462.3	480.6
Inventories	484.2	573.5
Current assets held for sale	195.0	—
Prepaid expenses and other current assets	64.3	31.7
Total Current Assets	2,200.3	2,615.9

Property, net	1,709.7	1,690.7
Goodwill	4,499.6	4,032.0
Other intangible assets, net	3,539.3	3,353.9
Other assets held for sale	856.6	—
Other assets	252.0	184.3
Total Assets	$13,057.5	$11,876.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$22.1	$22.1
Accounts payable	365.1	336.0
Current liabilities held for sale	65.6	—
Other current liabilities	339.3	346.3
Total Current Liabilities	792.1	704.4

Long-term debt	7,232.1	7,149.1
Deferred income taxes	778.4	905.8
Other liabilities held for sale	695.1	—
Other liabilities	499.3	327.8
Total Liabilities	9,997.0	9,087.1

Shareholders’ Equity
Preferred stock	—	—
Common stock	0.8	0.7
Additional paid-in capital	3,590.9	3,566.5
Retained earnings (accumulated deficit)	88.0	(376.0)
Accumulated other comprehensive loss	(39.4)	(40.0)
Treasury stock, at cost	(589.9)	(371.2)
Total Shareholders’ Equity excluding Noncontrolling Interest	3,050.4	2,780.0
Noncontrolling Interest	10.1	9.7
Total Shareholders’ Equity	3,060.5	2,789.7
Total Liabilities and Shareholders’ Equity	$13,057.5	$11,876.8

SELECTED CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(in millions)

	Year Ended September 30,
	2018	2017
Cash provided by (used in):
Operating activities	$719.3	$386.7
Investing activities, including capital expenditures of $225.0 and $190.4	(1,676.9)	(2,090.8)
Financing activities	423.4	2,053.1
Effect of exchange rate changes on cash and cash equivalents	(2.0)	33.3
Net (decrease) increase in cash and cash equivalents	$(536.2)	$382.3

SEGMENT INFORMATION (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2018	2017	2018	2017
Net Sales
Post Consumer Brands	$471.0	$463.5	$1,831.7	$1,742.5
Weetabix	107.6	112.4	423.4	112.4
Refrigerated Food	614.2	475.0	2,337.9	1,870.8
Active Nutrition	219.9	193.3	827.5	713.2
Private Brands	220.8	205.3	848.9	791.2
Eliminations	(3.6)	(1.0)	(12.2)	(4.3)
Total	$1,629.9	$1,448.5	$6,257.2	$5,225.8
Segment Profit
Post Consumer Brands	$84.6	$86.3	$329.2	$354.9
Weetabix	28.6	14.5	87.2	14.5
Refrigerated Food	59.3	55.3	247.6	110.6
Active Nutrition	38.3	22.3	124.4	96.4
Private Brands	17.0	16.9	60.8	58.1
Total segment profit	227.8	195.3	849.2	634.5
General corporate expenses and other	32.0	52.7	136.8	87.7
Impairment of goodwill and other intangible assets	124.9	26.5	124.9	26.5
Interest expense, net	99.1	85.2	387.3	314.8
(Gain) loss on extinguishment of debt, net	(0.4)	—	31.1	222.9
(Income) expense on swaps, net	(25.2)	8.5	(95.6)	(91.8)
(Loss) Earnings before Income Taxes and Equity Method Loss	$(2.6)	$22.4	$264.7	$74.4

PRO FORMA INFORMATION
Pro forma net sales and pro forma volumes, as used in the text of this release, are defined as the comparison of the GAAP results for the three-month period ended September 30, 2018 to the same three-month period in fiscal year 2017, adjusted to include results of the acquired businesses for the periods presented in the table below. Pro forma net sales and pro forma volumes have not been prepared in accordance with the requirements of Article 11 of Regulation S-X.

Business	Type	Segment	Pro Forma Periods
Bob Evans	Acquisition	Refrigerated Food	July 1, 2017 - September 30, 2017

RECONCILIATION OF NET SALES TO PRO FORMA NET SALES (Unaudited)
(in millions)

	Three Months Ended September 30,
	2018	2017
Net Sales	$1,629.9	$1,448.5
Pre-acquisition pro forma net sales from Bob Evans	—	113.0
Pre-acquisition intercompany net sales	—	(0.4)
Pro Forma Net Sales	$1,629.9	$1,561.1

Refrigerated Food Net Sales	$614.2	$475.0
Pre-acquisition pro forma net sales from Bob Evans	—	113.0
Pre-acquisition intercompany net sales	—	(0.4)
Pro Forma Refrigerated Food Net Sales	$614.2	$587.6

SUPPLEMENTAL REFRIGERATED FOOD SEGMENT INFORMATION (Unaudited)
The below table presents volume percentage changes for the current quarter compared to the prior year quarter for products within the Refrigerated Food segment, some of which are presented on a pro forma basis.

Channel	Product	Volume Percentage Change
Foodservice	All (pro forma)	3.6%
Foodservice	Egg	5.1%
Foodservice	Potato (pro forma)	1.5%
Retail	All (pro forma)	(0.1%)
Retail	Side dishes (pro forma)	6.6%
Retail	Egg	(10.1%)
Retail	Cheese	(0.2%)
Retail	Sausage (pro forma)	(4.2%)

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
The Company uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include total segment profit, Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided in the tables following this section.
Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described below. These non-GAAP measures may not be comparable to similarly titled measures of other companies.
Total segment profit
Total segment profit represents the aggregation of the segment profit for each of the Company’s reportable segments. The Company believes total segment profit is useful to investors in evaluating the Company’s operating performance because it facilitates period-to-period comparison of results of segment operations.
Adjusted net earnings and Adjusted diluted earnings per common share
The Company believes Adjusted net earnings and Adjusted diluted earnings per common share are useful to investors in evaluating the Company’s operating performance because they exclude items that affect the comparability of the Company’s financial results and could potentially distort an understanding of the trends in business performance.
Adjusted net earnings and Adjusted diluted earnings per common share are adjusted for the following items:

a.
Payments of debt extinguishment costs, net: The Company has excluded payments and other expenses for premiums on debt extinguishment, net of gains realized on debt repurchased at a discount, as such payments are inconsistent in amount and frequency. Additionally, the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

b.
Non-cash mark-to-market adjustments and cash settlements on interest rate and cross-currency swaps: The Company has excluded the impact of non-cash mark-to-market adjustments and cash settlements on interest rate and cross-currency swaps due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to estimates of fair value and economic conditions and as the amount and frequency of such adjustments and settlements are not consistent.

c.
Impairment of goodwill and other intangible assets: The Company has excluded expenses for impairments of goodwill and other intangible assets as such non-cash amounts are inconsistent in amount and frequency and the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

d.
Provision for legal settlement: The Company has excluded gains and losses recorded to recognize the anticipated or actual resolution of certain litigation as the Company believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

e.
Net foreign currency gains and losses for purchase price of acquisition: The Company has excluded net foreign currency gains and losses for the purchase price of acquisitions as the Company believes such gains and losses do not reflect expected ongoing future operating income and expense and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

f.
Transaction costs and integration costs: The Company has excluded transaction costs related to professional service fees and other related costs associated with signed and closed business combinations and divestitures and integration costs incurred to integrate acquired or to-be-acquired businesses as the Company believes that these exclusions allow for more meaningful evaluation of the Company’s current operating performance and comparisons of the Company’s operating performance to other periods. The Company believes such costs are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of the Company or the performance of the divested assets, and such costs are not factored into management’s evaluation of potential acquisitions or its performance after completion of an acquisition or the evaluation to divest an asset. In addition, the frequency and amount of such charges varies significantly based on the size and timing of the acquisitions and divestitures and the maturity of the businesses being acquired or divested. Also, the size, complexity and/or volume of past acquisitions and divestitures, which often drive the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of future acquisitions or divestitures. By excluding these expenses, management is better able to evaluate the Company’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for the Company. Furthermore, the Company believes that the adjustments of these items more closely correlate with the sustainability of the Company’s operating performance.

g.
Restructuring and plant closure costs, including accelerated depreciation: The Company has excluded certain costs associated with facility closures as the amount and frequency of such adjustments are not consistent. Additionally, the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

h.
Assets held for sale: The Company has excluded adjustments recorded to adjust the carrying value of facilities and other assets classified as held for sale as such adjustments represent non-cash items and the amount and frequency of such adjustments are not consistent. Additionally, the Company believes that these adjustments do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

i.
Inventory valuation adjustments on acquired businesses: The Company has excluded the impact of fair value step-up adjustments to inventory in connection with business combinations as such adjustments represent non-cash items, are not consistent in amount and frequency and are significantly impacted by the timing and size of the Company’s acquisitions.

j.
Mark-to-market adjustments on commodity and foreign exchange hedges: The Company has excluded the impact of mark-to-market adjustments on commodity and foreign exchange hedges due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. Additionally, these adjustments are primarily non-cash items and the amount and frequency of such adjustments are not consistent.

k.
Foreign currency gains and losses on intercompany loans: The Company has excluded the impact of foreign currency fluctuations related to intercompany loans denominated in currencies other than the functional currency of the respective legal entity in evaluating Company performance to allow for more meaningful comparisons of performance to other periods.

l.
Income tax: The Company has included the income tax impact of the non-GAAP adjustments using its estimated blended annual income tax rate or its then statutory rate, as noted in the footnote of the reconciliation tables, as the Company believes that the Company’s GAAP effective income tax rate as reported is not representative of the income tax expense impact of the adjustments.

m.
U.S. tax reform net expense (benefit): The Company has excluded the impact of the one-time income tax net benefit recorded in fiscal year 2018 which reflected (i) the benefit related to an estimate of the remeasurement of the Company’s existing deferred tax assets and liabilities considering both the Company’s current fiscal year 2018 blended U.S. federal corporate income tax rate of 24.5% and a 21% rate for subsequent fiscal years and (ii) the expense related to an estimate of a transition tax on unrepatriated foreign earnings. The Company believes that the net benefit as reported is not representative of the Company’s current income tax position and exclusion of the benefit allows for more meaningful comparisons of performance to other periods.

n.
Preferred stock: The Company has included dividend and weighted-average diluted share adjustments related to its convertible preferred stock using the “if-converted” method when the convertible preferred stock is dilutive on an adjusted basis.

Adjusted EBITDA and segment Adjusted EBITDA
The Company believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance and liquidity because (i) we believe it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of the Company’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company’s financing documents. The Company believes that segment Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance because it allows for assessment of the operating performance of each reportable segment. Management uses Adjusted EBITDA to provide forward-looking guidance and uses Adjusted EBITDA and segment Adjusted EBITDA to forecast future results.
Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for interest expense, net, income tax expense (benefit), depreciation and amortization, including accelerated depreciation, and the following adjustments discussed above: non-cash mark-to-market adjustments and cash settlements on interest rate and cross-currency swaps, impairment of goodwill and other intangible assets, provision for legal settlement, net foreign currency gains and losses for purchase price of acquisition, transaction costs and integration costs, restructuring and plant closure costs excluding accelerated depreciation, assets held for sale, inventory valuation adjustments on acquired businesses, mark-to-market adjustments on commodity and foreign exchange hedges and foreign currency gains and losses on intercompany loans. Additionally, Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for the following items:

o.
(Gain) loss on extinguishment of debt, net: The Company has excluded gains and losses recorded on extinguishment of debt, inclusive of payments for premiums, the write-off of debt issuance costs and the write-off of net unamortized debt premiums and discounts, net of gains realized on debt repurchased at a discount, as such losses are inconsistent in amount and frequency. Additionally, the Company believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

p.
Non-cash stock-based compensation: The Company’s compensation strategy includes the use of stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with shareholders’ investment interests. The Company has excluded non-cash stock-based compensation as non-cash stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and do not contribute to meaningful comparisons of the Company’s operating performance to other periods.

q.
Noncontrolling interest adjustment: The Company has included adjustments for interest expense, income tax expense, and depreciation and amortization for consolidated joint ventures which are attributable to the noncontrolling owners of the consolidated joint ventures.

r.	Equity method investment adjustment: The Company has included adjustments for its portion of interest expense, income tax expense and depreciation and amortization for unconsolidated joint ventures.

RECONCILIATION OF NET (LOSS) EARNINGS AVAILABLE TO COMMON SHAREHOLDERS
TO ADJUSTED NET EARNINGS (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2018	2017	2018	2017
Net (Loss) Earnings Available to Common Shareholders	$(17.6)	$4.7	$457.3	$34.8
Dilutive preferred stock dividends	—	—	10.0	—
Net (Loss) Earnings for Diluted Earnings per Share	(17.6)	4.7	467.3	34.8

Adjustments:
Payments of debt extinguishment costs, net	(0.4)	—	26.0	219.8
Non-cash mark-to-market adjustments and cash settlements on interest rate and cross-currency swaps	(25.2)	8.5	(95.6)	(91.8)
Impairment of goodwill and other intangible assets	124.9	26.5	124.9	26.5
Provision for legal settlement	6.0	—	17.3	73.6
Net foreign currency losses (gains) for purchase price of acquisition	—	3.5	—	(30.0)
Transaction costs	9.3	23.0	35.6	29.1
Integration costs	1.8	3.0	28.8	8.8
Restructuring and plant closure costs, including accelerated depreciation	3.8	—	7.8	0.2
Assets held for sale	—	—	—	(0.2)
Inventory valuation adjustments on acquired businesses	—	18.2	4.2	18.2
Mark-to-market adjustments on commodity and foreign exchange hedges	2.2	(0.1)	0.7	(3.9)
Foreign currency (gain) loss on intercompany loans	(0.6)	—	0.2	—
Total Net Adjustments	121.8	82.6	149.9	250.3
Income tax effect on adjustments (1)	(29.8)	(28.9)	(36.7)	(87.6)
U.S. tax reform net expense (benefit)	5.1	—	(270.9)	—
Non-GAAP dilutive preferred stock dividends adjustment (2)	2.0	3.3	—	13.5
Adjusted Net Earnings	$81.5	$61.7	$309.6	$211.0

(1) Income tax effect on adjustments is calculated using Post’s fiscal year 2018 blended U.S. federal corporate income tax rate of 24.5% for the three months and year ended September 30, 2018 and Post’s then statutory rate of 35.0% for the three months and year ended September 30, 2017.

(2) Potentially dilutive convertible preferred stock is calculated using the “if-converted” method. On a GAAP basis, the convertible preferred stock was anti-dilutive for the three months ended September 2018 and the three months and year ended September 30, 2017. On an adjusted basis, the convertible preferred stock was dilutive for all periods. The adjustment in the table above reflects the add back of dividends related to the convertible preferred stock that was dilutive on an adjusted basis.

RECONCILIATION OF WEIGHTED-AVERAGE DILUTED SHARES OUTSTANDING
TO ADJUSTED WEIGHTED-AVERAGE DILUTED SHARES OUTSTANDING (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2018	2017	2018	2017
Weighted-average shares for diluted earnings per share	66.6	68.3	75.9	69.9
Effect of securities that were anti-dilutive for diluted earnings per share:
Stock options	2.1	—	—	—
Stock appreciation rights	0.1	—	—	—
Restricted stock awards	0.5	—	—	—
Preferred shares conversion to common (1)	5.9	9.1	—	9.1
Adjusted weighted-average shares for adjusted diluted earnings per share	75.2	77.4	75.9	79.0

(1) Potentially dilutive convertible preferred stock is calculated using the “if-converted” method. On a GAAP basis, the convertible preferred stock was anti-dilutive for the three months ended September 2018 and the three months and year ended September 30, 2017. On an adjusted basis, the convertible preferred stock was dilutive for all periods. The adjustment in the table above reflects the add back of dividends related to the convertible preferred stock that was dilutive on an adjusted basis.

RECONCILIATION OF DILUTED (LOSS) EARNINGS PER COMMON SHARE
TO ADJUSTED DILUTED EARNINGS PER COMMON SHARE (Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2018	2017	2018	2017
Diluted (Loss) Earnings per Common Share	$(0.26)	$0.07	$6.16	$0.50
Adjustment to Diluted (Loss) Earnings per Common Share (1)	0.03	(0.01)	—	(0.06)
Adjusted Diluted (Loss) Earnings per Common Share, as calculated using adjusted weighted-average diluted shares (1)	(0.23)	0.06	6.16	0.44

Adjustments (2):
Payments of debt extinguishment costs, net	(0.01)	—	0.34	2.78
Non-cash mark-to-market adjustments and cash settlements on interest rate and cross-currency swaps	(0.33)	0.11	(1.26)	(1.16)
Impairment of goodwill and other intangible assets	1.66	0.34	1.65	0.34
Provision for legal settlement	0.08	—	0.23	0.93
Net foreign currency losses (gains) for purchase price of acquisition	—	0.05	—	(0.38)
Transaction costs	0.12	0.30	0.47	0.37
Integration costs	0.02	0.04	0.38	0.11
Restructuring and plant closure costs, including accelerated depreciation	0.05	—	0.10	—
Inventory valuation adjustments on acquired businesses	—	0.23	0.05	0.23
Mark-to-market adjustments on commodity and foreign exchange hedges	0.03	—	0.01	(0.05)
Foreign currency gain on intercompany loans	(0.01)	—	—	—
Total Net Adjustments	1.61	1.07	1.97	3.17
Income tax effect on adjustments (3)	(0.40)	(0.37)	(0.48)	(1.11)
U.S. tax reform net benefit	0.07	—	(3.57)	—
Non-GAAP dilutive preferred stock dividends adjustment (4)	0.03	0.04	—	0.17
Adjusted Diluted Earnings per Common Share	$1.08	$0.80	$4.08	$2.67

(1) Represents the effect of the change in adjusted weighted-average diluted shares (as reconciled in the prior table), after consideration of the adjustments (which are presented in this table).
(2) Per share adjustments are based on adjusted weighted-average diluted shares (as reconciled in the prior table).
(3) Income tax effect on adjustments is calculated using Post’s fiscal year 2018 blended U.S. federal corporate income tax rate of 24.5% for the three months and year ended September 30, 2018 and Post’s then statutory rate of 35.0% for the three months and year ended September 30, 2017.

(4) Potentially dilutive convertible preferred stock is calculated using the “if-converted” method. On a GAAP basis, the convertible preferred stock was anti-dilutive for the three months ended September 2018 and the three months and year ended September 30, 2017. On an adjusted basis, the convertible preferred stock was dilutive for all periods. The adjustment in the table above reflects the add back of dividends related to the convertible preferred stock that was dilutive on an adjusted basis.

RECONCILIATION OF NET (LOSS) EARNINGS TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2018	2017	2018	2017
Net (Loss) Earnings	$(15.6)	$8.0	$467.3	$48.3
Income tax expense (benefit)	12.5	14.4	(204.0)	26.1
Interest expense, net	99.1	85.2	387.3	314.8
(Gain) loss on extinguishment of debt, net	(0.4)	—	31.1	222.9
Non-cash mark-to-market adjustments and cash settlements on interest rate and cross-currency swaps	(25.2)	8.5	(95.6)	(91.8)
Depreciation and amortization, including accelerated depreciation	97.6	90.2	398.4	323.1
Impairment of goodwill and other intangible assets	124.9	26.5	124.9	26.5
Provision for legal settlement	6.0	—	17.3	73.6
Net foreign currency losses (gains) for purchase price of acquisition	—	3.5	—	(30.0)
Non-cash stock-based compensation	7.7	6.2	30.9	23.6
Transaction costs	9.3	23.0	35.6	29.1
Integration costs	1.8	3.0	28.8	8.8
Restructuring and plant closure costs, excluding accelerated depreciation	1.4	—	3.9	0.2
Assets held for sale	—	—	—	(0.2)
Inventory valuation adjustments on acquired businesses	—	18.2	4.2	18.2
Mark-to-market adjustments on commodity and foreign exchange hedges	2.2	(0.1)	0.7	(3.9)
Noncontrolling interest adjustment	(0.2)	(0.4)	(0.7)	(0.4)
Equity method investment adjustment	0.1	0.2	0.4	0.2
Foreign currency (gain) loss on intercompany loans	(0.6)	—	0.2	—
Adjusted EBITDA	$320.6	$286.4	$1,230.7	$989.1
Adjusted EBITDA as a percentage of Net Sales	19.7%	19.8%	19.7%	18.9%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED SEPTEMBER 30, 2018
(in millions)

	Post Consumer Brands	Weetabix	Refrigerated Food	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$84.6	$28.6	$59.3	$38.3	$17.0	$—	$227.8
General corporate expenses and other	—	—	—	—	—	(32.0)	(32.0)
Impairment of other intangible assets	—	(124.9)	—	—	—	—	(124.9)
Operating Profit (Loss)	84.6	(96.3)	59.3	38.3	17.0	(32.0)	70.9
Depreciation and amortization, including accelerated depreciation	28.9	8.8	46.1	6.5	4.0	3.3	97.6
Impairment of other intangible assets	—	124.9	—	—	—	—	124.9
Provision for legal settlement	—	—	6.0	—	—	—	6.0
Non-cash stock-based compensation	—	—	—	—	—	7.7	7.7
Transaction costs	—	—	(0.1)	—	9.5	(0.1)	9.3
Integration costs	0.5	—	1.3	—	—	—	1.8
Restructuring and plant closure costs, excluding accelerated depreciation	—	—	—	—	—	1.4	1.4
Mark-to-market adjustments on commodity and foreign exchange hedges	—	—	0.4	—	—	1.8	2.2
Noncontrolling interest adjustment	—	(0.4)	—	—	—	—	(0.4)
Equity method investment adjustment	—	(0.2)	—	—	—	—	(0.2)
Foreign currency gain on intercompany loans	—	—	—	—	—	(0.6)	(0.6)
Adjusted EBITDA	$114.0	$36.8	$113.0	$44.8	$30.5	$(18.5)	$320.6
Adjusted EBITDA as a percentage of Net Sales	24.2%	34.2%	18.4%	20.4%	13.8%	—	19.7%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED SEPTEMBER 30, 2017
(in millions)

	Post Consumer Brands	Weetabix	Refrigerated Food	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$86.3	$14.5	$55.3	$22.3	$16.9	$—	$195.3
General corporate income and other	—	—	—	—	—	(52.7)	(52.7)
Impairment of goodwill	—	—	—	(26.5)	—	—	(26.5)
Operating Profit (Loss)	86.3	14.5	55.3	(4.2)	16.9	(52.7)	116.1
Depreciation and amortization	30.9	7.7	31.7	6.5	12.4	1.0	90.2
Net foreign currency losses for purchase price of acquisition	—	—	—	—	—	3.5	3.5
Non-cash stock-based compensation	—	—	—	—	—	6.2	6.2
Transaction costs	—	—	—	—	—	23.0	23.0
Integration costs	2.7	—	—	—	0.3	—	3.0
Impairment of goodwill	—	—	—	26.5	—	—	26.5
Inventory valuation adjustments on acquired businesses	3.0	15.2	—	—	—	—	18.2
Mark-to-market adjustments on commodity and foreign exchange hedges	(0.1)	—	0.5	—	—	(0.5)	(0.1)
Noncontrolling interest adjustment	—	(0.4)	—	—	—	—	(0.4)
Equity method investment adjustment	—	0.2	—	—	—	—	0.2
Adjusted EBITDA	$122.8	$37.2	$87.5	$28.8	$29.6	$(19.5)	$286.4
Adjusted EBITDA as a percentage of Net Sales	26.5%	33.1%	18.4%	14.9%	14.4%	—	19.8%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
YEAR ENDED SEPTEMBER 30, 2018
(in millions)

	Post Consumer Brands	Weetabix	Refrigerated Food	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$329.2	$87.2	$247.6	$124.4	$60.8	$—	$849.2
General corporate expenses and other	—	—	—	—	—	(136.8)	(136.8)
Impairment of other intangible assets	—	(124.9)	—	—	—	—	(124.9)
Operating Profit (Loss)	329.2	(37.7)	247.6	124.4	60.8	(136.8)	587.5
Depreciation and amortization, including accelerated depreciation	122.0	38.1	163.3	25.9	40.9	8.2	398.4
Impairment of other intangible assets	—	124.9	—	—	—	—	124.9
Provision for legal settlement	—	—	8.3	9.0	—	—	17.3
Non-cash stock-based compensation	—	—	—	—	—	30.9	30.9
Transaction costs	—	—	2.4	—	9.5	23.7	35.6
Integration costs	7.4	2.3	12.7	—	0.3	6.1	28.8
Restructuring and plant closure costs, excluding accelerated depreciation	—	—	—	—	—	3.9	3.9
Inventory valuation adjustments on acquired businesses	(0.6)	—	4.8	—	—	—	4.2
Mark-to-market adjustments on commodity and foreign exchange hedges	0.2	—	2.7	—	—	(2.2)	0.7
Noncontrolling interest adjustment	—	(1.8)	—	—	—	—	(1.8)
Equity method investment adjustment	—	0.1	—	—	—	—	0.1
Foreign currency loss on intercompany loans	—	—	—	—	—	0.2	0.2
Adjusted EBITDA	$458.2	$125.9	$441.8	$159.3	$111.5	$(66.0)	$1,230.7
Adjusted EBITDA as a percentage of Net Sales	25.0%	29.7%	18.9%	19.3%	13.1%	—	19.7%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
YEAR ENDED SEPTEMBER 30, 2017
(in millions)

	Post Consumer Brands	Weetabix	Refrigerated Food	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$354.9	$14.5	$110.6	$96.4	$58.1	$—	$634.5
General corporate expenses and other	—	—	—	—	—	(87.7)	(87.7)
Impairment of goodwill	—	—	—	(26.5)	—	—	(26.5)
Operating Profit	354.9	14.5	110.6	69.9	58.1	(87.7)	520.3
Depreciation and amortization	112.4	7.7	125.4	25.3	48.6	3.7	323.1
Provision for legal settlement	(0.9)	—	74.5	—	—	—	73.6
Net foreign currency losses for purchase price of acquisition	—	—	—	—	—	(30.0)	(30.0)
Non-cash stock-based compensation	—	—	—	—	—	23.6	23.6
Transaction costs	—	—	—	—	—	29.1	29.1
Integration costs	8.5	—	—	—	0.3	—	8.8
Impairment of goodwill	—	—	—	26.5	—	—	26.5
Restructuring and plant closure costs	—	—	—	—	—	0.2	0.2
Assets held for sale	—	—	—	—	—	(0.2)	(0.2)
Inventory valuation adjustments on acquired businesses	3.0	15.2	—	—	—	—	18.2
Mark-to-market adjustments on commodity and foreign exchange hedges	(0.1)	—	(1.9)	—	—	(1.9)	(3.9)
Noncontrolling interest adjustment	—	(0.4)	—	—	—	—	(0.4)
Equity method investment adjustment	—	0.2	—	—	—	—	0.2
Adjusted EBITDA	$477.8	$37.2	$308.6	$121.7	$107.0	$(63.2)	$989.1
Adjusted EBITDA as a percentage of Net Sales	27.4%	33.1%	16.5%	17.1%	13.5%	—	18.9%